Exhibit 1.1

CONSOLIDATED ARTICLES OF INCORPORATION

Companies Act, Part 1A
(L.R.Q., chap. C-38)

NEPTUNE TECHNOLOGIES &
BIORESSOURCES INC.

Has been constituted on October 9, 1998 (pursuant to Articles of incorporation dated October 9, 1998, and amendments thereto dated May 30, 2000, May 31, 2000, September 25, 2000 and May 11, 2001), pursuant to Part IA of the Companies Act, as indicated in the consolidated articles attached hereto.

Form 1
Consolidated Articles of incorporation
Companies Act, L.R.Q., c. C-38
Part 1A

1.	Name

NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.
2.	Quebec judicial district of	3. Precise number or minimum and	4. Effective date if later than that
	the company head office	maximum number of directors	on which the articles are filed

	LAVAL	Min. 1 Max. 7
5.	Description of the capital stock

See Schedule 1
6.	Restrictions on the transfer of shares, if applicable

N/A
7.	Limits on activity, if applicable

N/A
8.	Other provisions, if applicable

See Schedule 2

SCHEDULE 1

ARTICLE 1

AUTHORIZED SHARE CAPITAL

The company is authorized to issue the following shares:

a)	an unlimited number of common shares, having the right to vote, without par value (the “common shares”); and,

b)	an unlimited number of preferred shares, without par value, with the possibility of issuance in one or more series (the “preferred shares”).

ARTICLE 2

COMMON SHARES

The rights, privileges, conditions and restrictions accruing to the common shares are as follows:

2.1

Right to vote

The shareholders of common shares have the right to receive notice and attend and vote to all shareholders’ meetings, annual or special, except as otherwise set out herein. Each common share gives its holder the right to one vote to all shareholders’ meetings except to those where the holders of a specific category or series have the sole right to vote by reason of the law or the particular attributes of that category or series.

2.2	Dividends

2.2.1

Subject to the preferred rights of the holders of preferred shares taking rank before the common shares with regards to dividends, the holders of common shares have the right to receive the dividends that the board of directors of the company may declare and pay on the common shares at the time and following the terms that the board of directors of the company determines, from the funds of the company available for such payment of dividends.

2.2.2

Cheques of the company or its agent mandated for that purpose, drawn on a bank designated in Schedule A or B of the Bank Act and payable in any bank branch of that bank in Canada, will be issued with regards to those dividends to holders of common shares having that right. Postage of these cheques will release the company of any and all liability with regards to these dividends not exceeding the sum they represent, unless these cheques are not paid upon presentation.

2.3

Liquidation and dissolution

In the event of liquidation or dissolution of the company, whether voluntary or forced, or of any other distribution of the assets of the company between its shareholders in order to liquidate its business, the holders of the common shares have the right to receive, after payment by the company to the holders of preferred shares taking rank before the common shares with regards to the distribution of the assets of the company in case of liquidation or dissolution, share for share, the residue of the assets of the company, without preference nor distinction.

ARTICLE 3

PREFERRED SHARES

The rights, privileges, conditions and restrictions pertaining to the preferred shares, as a category, are as follows:

3.1	Issuance in series

3.1.1

Subject to the provisions of the Companies Act, the preferred shares may, at any time, be issued in one or more series. The board of directors of the company may, when it deems it appropriate, but before their issuance, determine the number, limited or unlimited, and the designation of the shares of each series of preferred shares, as well as the rights, privileges, conditions and restrictions accruing to the shares of each series of preferred shares, including, without limiting the preceding,

		a)	the rate or the sum of dividends, cumulative or non cumulative, the date and location of payment of these dividends, as well as the date from which the dividends accrue,

b)

the rate or the sum of the premium that may be paid to their respective holders in case of purchase or redemption, as well as the date from which the shares of a series may be the object of a redemption, and the procedure for such a purchase or redemption,

		c)	the terms of a share redemption program accruing to one or more series,

		d)	the terms accruing to a sinking fund created for the benefit of the holders of shares of one or more series,

		e)	the designation of the shares of a specific series, and

		f)	the share exchange privileges for a specific series of shares for any other series or category of shares of the capital of the company.

3.1.2

The rights, privileges, conditions and restrictions accruing to each series of preferred shares shall be determined, for each series, by by-law approved by the board of directors of the company which will have the right to create such series before the issuance of any preferred shares of that series. The issuance of shares of a specific series of preferred shares may only take place after the approval of such a by-law and after the reception of a certificate of amendment attesting to the amendment pertaining to the creation of such a series. Such a by-law of the board of directors of the company does not require the confirmation of the shareholders.

3.1.3

Notwithstanding any other provision herein, when the sums payable as dividends, capital repayment or premium on capital repayment, are not paid in full, the shares of any and all series of preferred shares participate in the sums payable proportionately to the sums payable in case of payment in full.

3.2

Right to vote

Subject to the provisions of the law and of this article 3, the holders of preferred shares, as category, shall not have as such the right to receive notice, nor to attend or vote at any and all shareholders’ meetings of the company, annual or special.

3.3

Rank of preferred shares with regards to dividends

The preferred shares, as category, take rank in the payment of dividends, as the case may be, of all cumulative dividend accumulated and of all declared, but unpaid dividend at the time of the distribution in case of liquidation or dissolution of the company, before the common shares.

3.4

Rank of the preferred shares in case of liquidation or dissolution

In the event of liquidation or dissolution of the company, whether voluntary or forced, or of any other distribution of the assets of the company between the shareholders for the purpose of liquidating its business, the holders of preferred shares, as category, take rank with regards to the sum that is payable to them in such distribution, liquidation or dissolution, pursuant to the rights provided by the statutes of the company or pursuant to those statutes before any distribution of the assets of the company between the holders of common shares taking rank after the preferred shares with regards to the distribution of the assets of the company in case of liquidation or dissolution. The preferred shares shall not give their holders any other right to participate additionally in the gains or the assets of the company.

3.5

Amendments to the preferred shares

In the event there are issued and outstanding preferred shares, the company may not, except with the approval of the holders of the preferred shares in the manner set out herein:

3.5.1	remove, amend or otherwise change any of the provisions provided in this article 3;

3.5.2

amend the maximum number, if such a maximum number exists, of authorized preferred shares, or increase the maximum number of authorized shares of any other category giving rights or privileges equal or superior to those of the preferred shares;

3.5.3	exchange, convert, reclassify or cancel, except in case of redemption or purchase by the company, pursuant to the law or the provisions set out herein, the totality or a part of the preferred shares;

3.5.4	extend, amend or eliminate the rights, privileges, restrictions or conditions accruing to the preferred shares, including,

	a)	by eliminating or amending the right to dividends accumulated or cumulative, as the case may be,

	b)	by extending, eliminating or amending the rights or privileges of redemption or opting out, as the case may be,

	c)	by decreasing or eliminating a preference with regards to dividends or liquidation, or

d)

by extending, eliminating or amending the privileges of conversion or exchange, options, voting rights, transfer, pre-emption rights or of acquisition of other securities or provisions with regards to sinking funds, as the case may be;

3.5.5	increase the rights or privileges of the shares of another category, giving rights or privileges equal or superior to those of the preferred shares;

3.5.6	create a new category of shares having rights or privileges equal or superior to those of the preferred shares;

3.5.7	make equal or superior to the preferred shares, the shares of another category having rights or privileges inferior to them;

3.5.8	exchange the totality or a part of the shares of another category for preferred shares or create a right for that purpose; or

3.5.9	create restrictions to the issuance or transfer of preferred shares or increase or eliminate such restrictions.

3.6

Approval of the category

Any approval by holders of preferred shares aforementioned shall be deemed to have been duly given if it is contained in a resolution adopted by at least the two thirds (2/3) of the voices heard at a special meeting of the holders of the preferred shares convened for that purpose by notice of at least twenty one (21) days, and to which meeting, the holders of at least twenty percent (20%) of the preferred shares issued and outstanding are present in person or represented by proxy, therefore constituting the quorum. In the event the holders of at least twenty percent (20%) of the preferred shares issued and outstanding are not present or represented by proxy thirty (30) minutes after the set time for the meeting, the meeting will be adjourned to a following date of at least five (5) days. At such an adjourned meeting, the holders of the preferred shares present in person or represented by proxy, may proceed to the matters for which the meeting was initially convened and a resolution adopted by at least the two thirds (2/3) of the voices heard will constitute the approval of the holders of the preferred shares aforementioned for the purpose of this article 3, whether the quorum in question is constituted or not for that adjourned meeting. The procedure provided by this paragraph 3.6 constitutes the compromise or arrangement and permits, subject to paragraph 3.7 herein, the filing of the statutes of amendment pertaining to the amendment of the statutes, as approved without it being necessary to have recourse to any other formality provided by law and pertaining to a compromise or an arrangement.

3.7

Approval of a series

If the amendment suggested was to affect the rights of the holders of preferred shares of a specific series in a materially different manner than affects the rights of holders of preferred shares of other series, such amendment shall require the approval of the holders of the preferred shares voting as category, and require the approval by the holders of preferred shares of that series, voting separately as series.

3.8

Other terms

The board of directors of the company may, at the time of the creation of a series of preferred shares, provide that series with any other right, privilege, condition or restriction that it deems appropriate and in compliance with the rights, privileges, conditions and restrictions accruing to the totality of the preferred shares, as category.

ARTICLE 4

CLASS “A” PREFERRED SHARES

The class “A” preferred shares:

Further to the rights, privileges, conditions and restrictions accruing to all preferred shares, the class “A” preferred shares shall have the additional rights, privileges, conditions, restrictions following:

4.1

Object

The class “A” preferred shares may be issued in consideration, total or partial, in the acquisition by the company of shares of other companies or of important assets. The class “A” preferred shares shall be issued for an issuance price of one Canadian dollar (CDN$1) per share and the total issuance value of such shares shall be equal to the fair market value of the shares and/or the assets acquired minus the fair market value of any consideration paid by the company other than in class “A” preferred shares, the whole as determined by the board of directors of the company.

4.2	Dividends

4.2.1

The holders of class “A” preferred shares have the right to receive, from the funds applicable to the payment of dividends, when and in the manner declared, a fixed dividend, preferential, non cumulative of five percent (5%) per year of the paid-up capital of said shares; such dividend is payable as from the date, at the time and in the manner determined by the directors. Such dividend shall be payable before any dividend be declared or paid on the common shares of the company.

4.2.2

Cheques of the company or its agent mandated for that purpose, drawn on a bank designated in Schedule A or B of the Bank Act (Canada) and payable in any bank branch of that bank in Canada, will be issued with regards to those dividends to holders of preferred shares having that right. Postage of these cheques will release the company of any and all liability with regards to these dividends, not exceeding the sum they represent, unless these cheques are not paid upon presentation.

4.3	Purchase by the company

4.3.1

Subject to the Companies Act (Quebec), the company may purchase or otherwise acquire by mutual agreement any and all class “A” preferred shares issued and outstanding, at such time, in such manner, and for such consideration as the board of directors determines jointly with the holder(s) of the shares therefore purchased.

4.4	Exchange by the holder

4.4.1

Upon written request, within the term hereinafter set out, by any holder of class “A” preferred shares who will not have come to an agreement as provided in section 4.3.1 herein, the board of directors of the company shall exchange for common shares of the company, the class “A” preferred shares being the object of the request and that are registered to the name of that holder, the whole pursuant to the terms and conditions as follows:

4.4.1.1	As from the date of the first listing to a recognized Exchange of securities of the common shares, the class “A” preferred shares are exchangeable, by the holder, for the common shares of the company.

	A)	If the request is made at the latest on the thirtieth (30th ) day following the latest of the following dates:

		a)	the day of the first listing at a recognized Exchange of securities of the common shares of the company;

		b)	the day on which the registered shareholder of said class “A” preferred shares became the owner of the class “A” preferred shares being the object of the request;

the exchange is based on the lowest of the following:

i)	between the price at closing of the common shares of the company on the last business day before the request;

ii)

and the price at closing of the common shares of the company on the last business day before the issuance of the class “A” preferred shares being the object of the request (on condition that the common shares are listed on that date)

minus the maximum percentage discount permitted in the case of a private placement pursuant to the Vancouver Exchange’s Policy 4.1 – Private Placements of the Canadian Venture Exchange Inc. (CDNX).

B)

If the request is made after the thirty (30) day delay aforementioned, the exchange will take place on the basis of the price at closing on the last business day before the exercise of the right of exchange of the common shares of the company minus the maximum percentage discount permitted in the case of a private placement pursuant to the Vancouver Exchange's Policy 4.1 - Private Placements of the Canadian Venture Exchange Inc. (CDNX).

4.4.2

Notwithstanding any other provision of this article 4, if the price of the common shares at closing used to calculate the number of common shares to be issued for an exchange is inferior to $0.50, that sum of $0.50 shall be used, in the place of the price at closing of the common shares, to calculate the number of common shares to be issued for such exchange.

4.4.3	The date of exchange for the purpose of this article 4 is the date of the receipt of the request.

4.4.4

The holder of the exchanged class “A” preferred shares has the right to receive a certificate representing the common shares necessary for the exchange and, as the case may be, a certificate for the balance of class “A” preferred shares represented by the certificate(s) delivered and that are not part of the exchange.

4.4.5	As from the date of the exchange,

a)

the exchanged class “A” preferred shares are deemed irrevocably cancelled, and their holder ceases to benefit from the rights accruing to them, except the right to receive the certificate representing the common shares to which the holder has the right.

	b)	the common shares issued in exchange for the class “A” preferred shares are deemed issued and outstanding and their holder benefits from the rights accruing to them.

	c)	the issued and paid-up share capital accounts accruing to the class “A” preferred shares and the common shares of the company are amended in compliance with the Companies Act (Quebec).

4.4.6	In the event of dissolution or liquidation or any other distribution of assets of the company, the holders of class “A” preferred shares shall have the right, by preference to the common shares of the company, to payment of the paid-up capital of said class “A” preferred shares plus dividends declared, but unpaid on said shares.

ARTICLE 5

STATUTES AMENDMENTS

5.1

Amendments not affecting the rights

All amendments to the statutes of the company that extend, remove or amend any one of the rights, privileges, conditions or restrictions accruing to the common shares, including the conversion or the reclassification of the common shares in one or more categories of shares of the company, must be authorized by means of resolution adopted by the holders of the common shares in a shareholders’ meeting of holders of the common shares taking place for that purpose by at least the two thirds (2/3) of the voices heard at that meeting.

5.2

Effect of the approval

The procedure set out in this article 5 constitutes a compromise or an arrangement and permits the filing of the articles of amendment, as approved without it being necessary to have recourse to any other formality provided by law pertaining to a compromise or an arrangement.

SCHEDULE 2

OTHER PROVISIONS

1.0	Power of the company to borrow

Without limiting in any manner the powers of the company to borrow, the board of directors may, without the consent of the shareholders:

	a)	Borrow on the credit of the company;

	b)	Issue obligations or other titles of the company and pledge or sell for prices or sums deemed appropriate; and,

	c)	Mortgage the immoveables and moveables or otherwise guaranty the moveables of the company.

2.0	Abrogated

3.0	Abrogated

4.0	Quorum at the board meetings

Subject to a decision to the contrary made in any shareholders’ general assembly, whether annual or special, the minimal number requirement of directors herein constitutes the quorum at any meeting of the company.

5.0	Vacancy on the board of directors

Subject to any provision to the contrary in a unanimous shareholders’ agreement, any vacancy during a meeting for any reason whatsoever, with the exception of an increase of the number of directors having to attend the board meeting, may be filled by the board of directors if the quorum is maintained or, if the event of the contrary, by the shareholders at the shareholders’ meeting especially convened for that purpose.

NEPTUNE TECHNOLOGIES & BIORESSOURCES INC.

BY-LAW C-4

Regulation number C-4: Right of the shareholder to the attestation Certificate

Each shareholder of the Corporation is entitled, without charge, to (a) a share certificate representing the shares of each class or series registered under his name or (b) a written non transferable attestation, attesting of its right to obtain such share certificate, it being however understood that in the case of a share being jointly held by more than one person, the Company does not have the obligation to issue more than one share certificate and that the delivery of a share certificate to only one of the holders or to one of the holder’s duly authorized agent shall constitute sufficient delivery with regards to all the joint holders.